EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of ESB Financial Corporation for the registration of 3,500,491 shares of its common stock and to the incorporation by reference therein of our report dated February 11, 2004, with respect to the consolidated financial statements of ESB Financial Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

October 1, 2004

Pittsburgh, Pennsylvania